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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )


                             Foodmaker, Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    344839204
--------------------------------------------------------------------------------
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement [X] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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  CUSIP No.        344839204           13G                     Page 2 of 8 Pages
  -----------------------------------                          -----------------

  1      NAME OF REPORTING PERSONS
         S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley, Dean Witter, Discover & Co.
                IRS # 39-314-5972
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]

  3      SEC USE ONLY


  4      CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.

  NUMBER OF                        5      SOLE VOTING POWER
  SHARES                                                0
  BENEFICIALLY                     6      SHARED VOTING POWER
  OWNED BY                                      4,415,094
  EACH                             7      SOLE DISPOSITIVE POWER
  REPORTING                                             0
  PERSON WITH                      8      SHARED DISPOSITIVE POWER
                                                4,415,094

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     4,415,094

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         11.30%

  12     TYPE OF REPORTING PERSON*
                IA, CO

  *  SEE INSTRUCTIONS BEFORE FILLING OUT  !
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  CUSIP No.     344839204              13G                     Page 3 of 8 Pages
  ---------------------------------                            -----------------

  1      NAME OF REPORTING PERSONS
         S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
            Morgan Stanley & Co. Incorporated
            IRS # 13-265-5996

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [  ]
                                                                (b) [  ]

  3      SEC USE ONLY


  4      CITIZENSHIP OR PLACE OF ORGANIZATION
            The state of organization is Delaware.

  NUMBER OF                  5      SOLE VOTING POWER
  SHARES                                           0
  BENEFICIALLY               6      SHARED VOTING POWER
  OWNED BY                                 2,446,550
  EACH                       7      SOLE DISPOSITIVE POWER
  REPORTING                                        0
  PERSON WITH                8      SHARED DISPOSITIVE POWER
                                           2,446,550

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,446,550

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    6.26%

  12     TYPE OF REPORTING PERSON*
            IA, CO

  *  SEE INSTRUCTIONS BEFORE FILLING OUT  !

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CUSIP NO.       344839204             13G                      PAGE 4 OF 8 PAGES


Item  1 (a)                    Name  of  Issuer

                               Foodmaker, Incorporated

Item  1 (b)                    Address of issuer's principal executive offices

                               9330 Balboa Avenue
                               San Diego, CA 92123

Item  2 (a)                    Name  of  person  filing

                        (a)    Morgan Stanley, Dean Witter, Discover & Co.
                        (b)    Morgan Stanley & Co. Incorporated

Item  2 (b)                    Principal  business  office

                        (a)    1585 Broadway
                               New  York,  New  York  10036

                        (b)    1585 Broadway
                               New  York,  New  York  10036

Item  2 (c)                    Citizenship

                               Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                    Title  of  class  of  Securities

                               Common  Stock

Item  2 (e)                    Cusip  No.

                               344839204

Item    3               (a)    Morgan  Stanley, Dean Witter, Discover & Co. is
                               (e) an Investment Adviser registered under
                               Section 203 of the Investment Advisers Act of
                               1940.

                        (b) Morgan Stanley & Co., Incorporated is (a) a Broker-Dealer registered under section 15 of the Securities Exchange Act of 1934.

Item    4                      Ownership

                               Incorporated by reference to Items (5) - (9) and
                               (11) of the cover page.
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CUSIP NO.       344839204             13G                      PAGE 5 OF 8 PAGES




Item    5               Ownership  of  5  Percent  or  Less  of  a  Class

                        Inapplicable

Item    6               Ownership of More than 5 Percent on Behalf of Another
                        Person

                        Accounts managed on a discretionary basis by Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                        Inapplicable

Item 8                  Identification and Classification of Members of the
                        Group

                        Inapplicable

Item    9               Notice  of  Dissolution  of  Group

                        Inapplicable

Item    10              Certification

                        By signing below I certify that, to the
                        best of my knowledge and belief, the
                        securities referred to above were
                        acquired in the ordinary course of
                        business and were not acquired for the
                        purpose of and do not have the effect of
                        changing or influencing the control of
                        the issuer of such securities and were
                        not acquired in connection with or as a
                        participant in any transaction having
                        such purpose or effect.
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CUSIP NO.       344839204             13G                      PAGE 6 OF 8 PAGES




                      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :                NOVEMBER 6, 1997

Signature :           /s/ Bruce Bromberg
                      ----------------------------------------------------------

Name / Title :        Bruce Bromberg  /  Morgan  Stanley &  Co., Incorporated
                      ----------------------------------------------------------
                      MORGAN STANLEY & CO., INCORPORATED

Date :                NOVEMBER 6, 1997

Signature :            /s/ Bruce Bromberg
                      ----------------------------------------------------------

Name / Title :        Bruce Bromberg  /  Morgan  Stanley &  Co., Incorporated
                      ----------------------------------------------------------
                      MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.



                                INDEX TO EXHIBITS                         PAGE


EXHIBIT  1            Agreement to Make a Joint Filing                      7




EXHIBIT  2            Secretary's Certificate Authorizing Bruce Bromberg    8
                      to Sign on behalf of Morgan Stanley, Dean Witter, Discover & Co.